EXHIBIT 10.45

DARDEN RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN

SPECIAL EQUITY AWARD GRANT AGREEMENT
(United States)
This Performance Stock Unit Award Agreement (the “Agreement”) is between Darden Restaurants, Inc., a Florida corporation (the “Company”), and you, the Company’s Chief Executive Officer, as the recipient of an Award of performance-based Restricted Stock Units (“Performance Stock Units”). This special equity grant shall be in addition to your annual equity grants for the Company’s 2018 fiscal year. This Agreement is effective on the second business day immediately following the Corporations release of its earnings for fiscal year 2017 (“Grant Date”).
The Company wishes to award to you Performance Stock Units representing the opportunity to earn shares of Stock, subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Company’s 2015 Omnibus Incentive Plan (the “Plan”).
Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:
1.Award of Performance Stock Units.
(a)    The Company hereby grants to you, effective as of the Grant Date, an Award of 81,735 Performance Stock Units (the “PSUs”) on the terms and conditions set forth in this Agreement and the Plan. Each PSU represents the right to receive one share of Stock, subject to the terms and conditions set forth herein. This Award is intended to be a Performance-Based Award within the meaning of Section 13 of the Plan that is exempt from the $1,000,000 deduction limitation under Section 162(m) of the Code and shall be interpreted consistent with this intention.
(b)    You shall only earn a non-forfeitable right to a PSU by satisfying both (i) the target for Adjusted EBITDA for the applicable Performance Period as set forth in the table set forth in Exhibit A hereto (the “Performance Table”), and (ii) being continuously employed with the Company through the applicable Vesting Date as set forth in Section 3, subject to the exceptions for accelerated vesting provided in Section 4 below. Any PSUs that are earned for a Performance Period as set forth in the Performance Table are referred to hereunder as “Earned Shares.” The calculations of the number of Earned Shares under the Performance Table shall be made by the Committee following the end of each Performance Period.
(c)    The Committee administering the Plan shall have the authority to make any determinations regarding questions arising from the application of the provisions of this Agreement, including the Performance Table, which determination shall be final, conclusive and binding on you and the Company.

2.    Rights with Respect to the PSUs.
The PSUs granted hereunder do not and shall not give you any of the rights and privileges of a shareholder of Stock. Your rights with respect to the PSUs shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the PSUs lapse, in accordance with Sections 3 or 4 hereof. Your right to receive cash payments and other distributions with respect to the PSUs is more particularly described in Sections 7(b) and (c) hereof.
3.    Vesting.
Subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 and Section 11 below, the Earned Shares under the PSUs (as defined above), if any, shall vest, and the restrictions with respect to such PSUs shall lapse, on the dates set forth below, provided you remain continuously employed by the Company or an Affiliate until such date:

Last Day of FY 2020	21,823 Shares
Last Day of FY 2021	49,041 Shares
Last Day of FY 2022	81,735 Shares

Any PSUs that do not vest by the last day of FY 2022 pursuant to the terms of Section 3 or 4 shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions pursuant to Sections 7(b) and (c) hereof, as of such vesting date.
4.    Forfeiture; Early Vesting.
If you cease to be employed by the Company or an Affiliate prior to the vesting or forfeiture of the PSUs pursuant to Section 3 hereof, your rights to all of the PSUs, whether or not Earned Shares, shall be immediately and irrevocably forfeited, including the right to receive cash payments and other distributions pursuant to Sections 7(b) and (c) hereof. Notwithstanding the foregoing, any Earned PSUs shall vest subject to the terms and conditions of this Agreement, including the clawback and forfeiture provisions under Section 6 and Section 11 below:
(a)    If, within two years after the date of the consummation of a Change in Control that occurs after the Grant Date, the Company terminates your employment for any reason other than for Cause (using the standard definition set forth in Section 2.8 of the Plan), death or Disability, or you terminate employment for Good Reason, all of your PSUs shall be deemed to be Earned Shares and shall become immediately and unconditionally vested. If you are a person otherwise described in either (i) Section 4(b) due to having had an Involuntary Termination (as defined in Section 4(b) below) or (ii) Section 4(c) due to becoming Disabled (as defined in Section 4(c) below), in each case within two years after the date of a Change in Control that occurs after the Grant Date, then all of your PSUs shall be deemed to be Earned Shares and shall become immediately and unconditionally vested.

(b)    Except as otherwise provided in Section 4(a) above, if your age and service with the Company or an Affiliate (pursuant to the method for crediting service under the Darden Savings Plan) is equal to or greater than 70 on the date your employment is involuntarily terminated without Cause (“Involuntary Termination”) prior to the vesting or forfeiture of the PSUs pursuant to Section 3 hereof, then the number of PSUs that become earned with respect to a Performance Period shall be determined at the end of such Performance Period. and any such Earned Shares shall become vested as of the last day of such Performance Period, on a pro rata basis, determined based on the number of full months of employment completed from the first day of the Company’s 2018 fiscal year (the “Commencement Date”) to the date of your Involuntary Termination divided by the number of full months during the period commencing on the Commencement Date and ending on the last day of such Performance Period.
(c)    If you terminate employment with the Company or an Affiliate due to death prior to the vesting or forfeiture of the PSUs pursuant to Section 3, all of your PSUs shall be deemed to be Earned Shares, and shall become immediately and unconditionally vested as of the date of your death.
(d)    Except as otherwise provided in Section 4(a) above, if you terminate employment with the Company or an Affiliate on account of becoming Disabled (as defined below) prior to the vesting or forfeiture of the PSUs pursuant to Section 3 hereof, then the number of PSUs that become earned shall be determined at the end of each applicable Performance Period , and the Earned PSUs, if any, shall become vested as of the last day of such Performance Period, on a pro rata basis, determined based on the number of full months of employment completed from the Commencement Date to the date on which you determined to be Disabled divided by the number of full months during the period commencing on the Commencement Date and ending on the last day of the applicable Performance Period. For purposes of this Agreement, “Disabled” or “Disability” means (i) being treated as disabled under the applicable plan of long-term disability of the Company or an Affiliate; (ii) becoming eligible for disability benefits under the Social Security Act; or (iii) the Company, in its sole discretion, determines you to be “Disabled” for purposes of this Agreement.
(e)    For purposes of this Agreement, “Good Reason” means:
(i)    without your express written consent, (a) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of the consummation of a Change in Control or (b) any other substantial adverse change in such position (including titles), authority or responsibilities; or
(ii)    a material reduction in your base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits as in effect immediately prior to the date of the consummation of a Change in Control, other than (a) an inadvertent failure remedied by the Company promptly after receipt of notice thereof given by you or (b) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Company generally.
You shall only have Good Reason if (A) you have provided notice of termination to the Company of any of the foregoing conditions within ninety (90) days of the initial existence of the condition, (B) the Company has been given at least thirty (30) days following receipt of such notice to cure such condition, and (C) if such condition is not cured within such thirty (30) day period, you actually terminate employment within sixty (60) days after the notice of termination. Your mental or physical incapacity following the occurrence of an event described above in clauses (i) or (ii) shall not affect your ability to terminate employment for Good Reason and your death following delivery of a notice of termination for Good Reason shall not affect your estate’s entitlement to settlement of the PSUs as provided hereunder upon a termination of employment for Good Reason.
5.    Restriction on Transfer.
Except as contemplated by Section 7(a), none of the PSUs may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the PSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the PSUs.
6.    Application of Clawback Policy and Stock Ownership Policy
The PSUs and any rights to Stock or other property in connection with the PSUs are subject to terms and conditions of the Company’s Clawback Policy and Stock Ownership Policy (collectively, the “Policies”), each as may be amended and in effect from time to time. By accepting the PSUs, you voluntarily agree and acknowledge that: (a) the Policies have been previously provided to you, (b) the Policies are part of this Performance Stock Unit Award Agreement, (c) the Company may cancel the PSUs, require reimbursement of Stock acquired under the PSUs and effect any other right of recoupment as provided under the Plan or otherwise in accordance with these Policies as they currently exist or as they may from time to time be adopted or modified in the future by the Company, (d) you may be required to repay to the Company certain previously-paid compensation, whether provided under the Plan, the PSUs, or otherwise in accordance with the Clawback Policy, and (e) you understand the terms and conditions set forth in the Policies and this Section 6. The Company’s rights under this Section 6 shall be in addition to its rights under Section 3.3.2 of the Plan.

7.    Settlement of PSUs; Issuance of Stock.
(a)    No shares of Stock shall be issued to you (or your beneficiary or, if none, your estate in the event of your death) prior to the date on which the applicable PSUs become Earned Shares and vest, in accordance with the terms and conditions set forth in this Agreement.
(i)    The Company shall cause the shares of Stock underlying your Earned Shares that have vested to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name. The delivery of Earned Shares that have vested shall be settled by distributing shares of Stock on the fifth business day following the Chief Financial Officer’s certification of the Company’s achievement of the performance goal for the applicable Performance Period set forth in the Performance Criteria in Exhibit A, subject to any applicable withholding taxes under Section 10 below.
(ii)    In the event that your employment terminates in accordance with the provisions of Sections 4(a) or 4(c) hereof, the Company shall promptly following the date on which your employment with the Company terminates, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the date on which your employment with the Company terminates, with respect to Earned Shares s that vest pursuant to Sections 4(a) or 4(c) hereof, subject to any applicable withholding taxes pursuant to Section 10 hereof, cause the shares of Stock underlying your vested Earned Shares ( to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.
(iii)    In the event that your employment terminates in accordance with the provisions of Section 4(b) or Section 4(d) hereof and is not described in Section 7(a)(ii) above, the Company shall promptly following the last day of each remaining open Performance Period, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the last day of such Performance Period, subject to any applicable withholding taxes pursuant to Section 10 hereof, cause the shares of Stock underlying any of your then outstanding vested and Earned Shares to be delivered in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or in the form of a stock certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.
(b)    On each date on which shares of Stock under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of additional shares of Stock, the number of any other securities of the Company and the value or actual issuance of any other property (in each case as determined by the Committee) (except for cash dividends and other cash distributions), in each case that the Company would have distributed to you during the period commencing on the Grant Date and ending on the applicable vesting date in respect of the shares of Stock that are being delivered to you under Section 7(a) had such shares been issued to you on the Grant Date, without interest, and less any tax withholding amount applicable to such distribution. To the extent that the PSUs are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.
(c)    On each date on which shares of Stock under Section 7(a) are delivered to you (or your beneficiary or, if none, your estate in the event of your death), the Company shall also deliver to you (or your beneficiary or, if none, your estate in the event of your death) the number of shares of Stock having an aggregate Fair Market Value (as determined by the Committee) equal to the aggregate amount of cash dividends and other cash distributions that the Company would have paid to you during the period commencing on the Grant Date and ending on the date the shares of Stock under Section 7(a) are delivered to you (or your beneficiary, or, if none, your estate in the event of your death), without interest, and less any applicable withholding taxes. To the extent that the PSUs are forfeited prior to vesting, the right to receive such shares of Stock shall also be forfeited.
8.     Intentionally Omitted.
9.    Adjustments.
In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Stock such that an adjustment of the PSUs is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the PSUs.
10.    Taxes.
(a)    You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the PSUs, the receipt of cash payments or other distributions pursuant to Section 7 hereof, the vesting of the PSUs and the receipt of shares of Stock upon the settlement of the PSUs, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.

(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the vesting of the PSUs and the corresponding receipt of shares of Stock and cash payments by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the shares of Stock or cash otherwise to be delivered or paid having a Fair Market Value equal to the minimum statutory withholding amount or such greater amount as may be permitted under applicable accounting standards, or (iii) delivering to the Company shares of Stock having a Fair Market Value equal to the amount of such taxes. Your election must be made on or before the date that the amount of tax to be withheld is determined. The maximum number of shares of Stock that may be withheld to satisfy any applicable tax withholding obligations arising from the vesting and settlement of the PSUs may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any federal, state, or local taxing authority with respect to such vesting and settlement of the PSUs, or such greater amount as may be permitted under applicable accounting standards, at the discretion of the Company. If you do not make a tax withholding election under this Section 10(b), the Company shall withhold shares of Stock as provided in Section 10(b)(ii) above.
11.    Restrictive Covenants.
(a)    Non-Disclosure.
(i)    During the course of your employment, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by you herein, you have received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under Applicable Law, including the Defend Trade Secrets Act of 2016) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities (as defined below), (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by you in furtherance of your duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (collectively, “Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by you concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.
(ii)    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During the term of your employment with the Company and for a period of five (5) years following the termination of your employment with the Company for any reason, with or without Cause, and upon the initiative of either you or the Company, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party; provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.
(iii)    Upon request by the Company and, in any event, upon termination of your employment with the Company for any reason, you will promptly deliver to the Company (within twenty-four (24) hours) all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control. You agree to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.

(iv)    Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the Applicable Law relating to Trade Secrets.
(b)    Non-Competition. You agree that, while employed by the Company and for a period of twenty-four (24) months following the termination of your employment with the Company for any reason, with or without Cause, whether upon the initiative of either you or the Company (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor (as defined below), directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.
(i)    If you are a resident of California and subject to its laws, the restrictions set forth in this Section 11(b) above shall not apply to you.
(ii)    Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.
(c)    Non-Solicitation. You agree that you shall not at any time during your employment with the Company and during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact (as defined below) during the last two years of your employment with the Company, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company.
(d)    Non-Recruitment. You agree that during the course of your employment with the Company and during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 11(d) shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. If you are a resident of California and subject to its laws, the restrictions set forth in Section 11(c) above and this Section 11(d) shall be limited to apply only where you use or disclose Confidential Information or Trade Secrets when engaging in the restricted activities.
(e)    Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s Business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, goodwill, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Agreement, continued employment, specialized training, and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood. By accepting this Agreement, you specifically recognize and affirm that strict compliance with terms of the covenants set forth in this Section 11 is required in order to vest in the PSUs and receive any Earned Shares. You agree that should all or any part or application of this Section 11 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between you and the Company, you nevertheless shall not vest in any PSUs nor receive any of shares of Stock if you violated any of the terms of any of the covenants set forth in this Section 11.
(f)    Survival of Covenants. The provisions and restrictive covenants in this Section 11 of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section 11. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section 11, prior to the commencement of any such affiliation or employment.
(g)    Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.
(h)    Clawback and Forfeiture due to Violating Section 11. In the event that you violate any of the terms of this Section 11, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, (i) you shall return to the Company any shares of Stock received by you or your personal representative from the payment of any PSUs that vested on or after any such violation or pursuant to Section 4 of this Agreement and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of any such PSUs, and (ii) your unvested PSUs shall be immediately and irrevocably forfeited.
12.    General Provisions.
(a)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.
(b)    No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate. In addition, the Company or an Affiliate may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
(c)    Reservation of Shares. The Company shall at all times prior to the vesting of the PSUs reserve and keep available such number of shares of Stock as will be sufficient to satisfy the requirements of this Agreement.
(d)    Securities Matters. The Company shall not be required to deliver any shares of Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(e)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(f)    Sections. Sections (if any) that are referenced but “intentionally omitted” from this Agreement shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(g)    Arbitration. Except for injunctive relief as set forth herein, the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.
(h)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Subject to Section 12(g) hereof, you agree that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.
(i)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
Darden Restaurants, Inc.
Supervisor, Stock Compensation Plans
1000 Darden Center Drive
Orlando, FL 32837
(j)    Offset. Any severance or other payment or benefits to you under the Company’s plans and agreements may be reduced in the Company’s discretion, by any amounts that you owe the Company under Section 6 or Section 11 of this Agreement, provided that any such offset occurs at a time so that it does not violate Section 409A of the Code and is permitted under Applicable Laws.
(k)    Award Agreement and Related Documents. YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RESTRICTIVE COVENANTS, THE CLAWBACK AND FORFEITURE PROVISIONS UNDER SECTION 6 AND SECTION 11 OF THIS AGREEMENT AND THE COMPANY’S OFFSET PROVISIONS, BY EXECUTING THIS AGREEMENT ELECTRONICALLY VIA YOUR ESTABLISHED ACCOUNT ON THE MORGAN STANLEY SMITH BARNEY WEBSITE WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXECUTE THIS AGREEMENT ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR PSU GRANT. In connection with your PSU grant and this

Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.

FY2018 PERFORMANCE STOCK UNIT AWARD AGREEMENT – EXHIBIT A
PERFORMANCE CRITERIA

Shares subject to this Award shall be eligible to become Earned Shares as follows:

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Up to 21,823 shares of Stock under the PSUs shall become Earned Shares if the Company’s cumulative Adjusted EBITDA for fiscal years 2018 -2020 (the “FY 2018 -2020 Performance Period”) exceeds $1 billion.

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Up to 49,041 shares of Stock under the PSUs less the number of Earned Shares for the FY 2018-2020 Performance Period shall become Earned Shares if the Company’s cumulative Adjusted EBITDA for fiscal years 2018 -2021 (the “FY 2018 – 2021 Performance Period”) exceeds $1 billion.

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All of the shares of Stock under the PSUs less the number of Earned Shares for both the FY 2018-2020 Performance Period and the FY 2018-2021 Performance Period shall become Earned Shares if the Company’s cumulative Adjusted EBITDA for fiscal years 2018 -2022 (the “FY 2018 – 2022 Performance Period”) exceeds $1 billion.

For purposes of this Performance Table:

a.	A “Performance Period” means either the FY 2018 – 2020 Performance Period, the FY 2018 – 2021 Performance Period or the FY 2018 – 2022 Performance Period, as applicable.

b.
“Adjusted EBITDA” means, with respect to a fiscal year, the Company’s consolidated earnings before interest, taxes, depreciation, and/or amortization, excluding the effects of non-core, non-operating, or non-recurring items, acquisitions and divestures, and changes in accounting principles, in each case as disclosed in the Company’s financial statements.

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